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Exhibit 10.33

    November 27, 2000

Jim E. Pennington, M.D.
2410 Lillyvale Avenue
Los Angeles, CA 90032

Re: Offer of Employment

Dear Jim:

On behalf of InterMune Pharmaceuticals, Inc., (the "Company"), I am pleased to offer you the position of Executive Vice President of Medical and Scientific Affairs.

The terms of your employment will be as follows:

Your starting salary will be $272,500 per year. In addition, you will be eligible for a year-end annual bonus of up to 25% of your base salary. As a full-time employee, you will be eligible for the Company's standard benefits package including participation in the Company's Employee Stock Purchase Plan and medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. You will be entitled to four weeks paid vacation per year. In addition, on March 1, 2001, the Company will provide you with a one-time sign-on bonus of $75,000, which is subject to full payback by you if employment is terminated by you prior to the first anniversary of your start date.

Subject to approval of the Compensation Committee of the Company's Board of Directors, you will be granted an option to purchase 150,000 shares of the Company's common stock. The grant will be made by the Compensation Committee of the Company's Board of Directors at its next meeting after your first day of employment. The exercise price will be the same as the closing price of the Company's Common Stock on the Nasdaq Exchange on the day before the meeting. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

In the event of termination of your employment with the Company other than for cause, you will be entitled to receive continuation of salary and benefits for six months following your termination date. You will be entitled to continue all vesting with respect to the Company's stock during such six-month period. In addition, subject to approval of the Board of Directors, in the event of a change in control of the Company's ownership and a significant change in your responsibilities at the Company, 100% of the unvested shares subject to all of your outstanding options will fully vest.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through December 15, 2000. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with the Company. Any additions or modifications of these terms must be in writing and signed by you and an executive officer of the Company. Your start date is on or before February 1, 2001.

Additionally, the Company agrees to discuss a flexible schedule to help with your commute, including the possibility of working from home one (1) day per week.

Again, let me indicate how pleased I am to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.

Very truly yours,
/s/ W. SCOTT HARKONEN W. Scott Harkonen, M.D. President and CEO InterMune Pharmaceuticals, Inc.
UNDERSTOOD AND ACCEPTED:
/s/ JAMES E. PENNINGTON 12/5/00 Jim E. Pennington, M.D. Date

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  Exhibit 10.33